Exhibit 99.01
FOR IMMEDIATE RELEASE

CannaSys, Inc. Makes Key Leadership Enhancements

New Management to Present at 2015 San Francisco MoneyShow

Denver, CO—July 14, 2015—CannaSys, Inc. (“CannaSys” or the “Company”) (OTCQB: MJTK), a leading technology solutions provider to the cannabis industry, announced today that the Company recently hired Michael A. Tew as its new CEO, secretary, and interim CFO. Mr. Tew also became a member of the Company’s board of directors. With Mr. Tew’s significant public company and financial markets experience, his initial priorities will be the following:

-	Accelerate growth in the Company’s core product suite
-	Form strategic partnerships to help monetize assets
-	Enhance shareholder value through increased capital markets activity

Michael Tew is a seasoned and diverse executive with 15 years’ global project leadership experience in organizational structure, revenue enhancement, and operational alignment, largely related to transaction-oriented firms. He was a partner in a global asset management firm with allocations to over 70 emerging hedge fund managers and also was instrumental in the structuring and completion of a fintech initial public offering that raised approximately $30 million in 2013. Mr. Tew was a founder of SPAC Research Partners and is a reverse merger specialist. He also has extensive operational and advisory experience in early stage technology ventures, including companies such as reputation.com (online reputation management), Airex, Inc. (open source investor research), and Red Mind Solutions, Inc. (health care cost rationalization). Mr. Tew began his career as vice president of a top-ranked investment research team focused on hospitality, leisure, and gaming at Bear, Stearns & Co., Inc.

As part of the management shift, Chad Jennewine resigned as the Company’s CEO and will now serve as its chief technology officer and will continue to be the Chairman of its board of directors. Dan Rogers resigned as the Company’s CFO, secretary, and treasure and will remain on the Company’s board of directors and leverage his robust industry relationships for business development purposes under a consulting agreement with the Company.

“CannaSys’ founders have built a core technology suite whose products are integral along multiple segments of the cannabis industry’s value chain,” commented Michael Tew, CannaSys’ new CEO. “I am excited to work with them to continue to commercialize best in class SaaS based technology solutions for the industry.”

“We are delighted to have Michael join the Company,” noted Chad Jennewine. “We believe his diverse experience in both technology and capital markets will be integral to executing our strategic vision while building shareholder value. We feel his background makes him a key component to achieving the Company’s long-term vision.”

Cannasys to Present at 2015 San Francisco MoneyShow

From Thursday, July 16, 2015 through Saturday, July 18, Mr. Tew and CannaSys will present at the 2015 San Francisco MoneyShow, one of the largest investment tradeshows. Mr. Tew will be a featured speaker at the MoneyShow’s Cannabis Investing Symposium, to be held Friday, July 17, and Saturday, July 18, 2015 at the San Francisco Marriott Marquis.

For more information about the Cannabis Symposium and CannaSys’ presentation:
http://www.sanfranciscomoneyshow.com/expert-details.asp?speakerid=1018450SPK&scode=039252

About CannaSys, Inc.
CannaSys is a leading technology solutions provider to the regulated cannabis industry. Its core products are delivered Software as a Service to facilitate point of purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For further information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Financial Officer
Tel:  800.420.4866 x100
Email: michael.tew@cannasys.com
Web: www.cannasys.com